EXHIBIT 99.1

Renaissance Media Group LLC, Renaissance
Media (Louisiana) LLC, Renaissance Media
(Tennessee) LLC, Renaissance Media Capital
Corporation

Announce Consummation of Exchange Offer

FERNDALE, N.Y., Oct. 7 /PRNewswire/ -- Renaissance Media (Louisiana) LLC, ("Renaissance Louisiana''), Renaissance Media (Tennessee) LLC, ("Renaissance Tennessee'') and Renaissance Media Capital Corporation, ("Renaissance Capital'' and together with Renaissance Louisiana and Renaissance Tennessee the "Issuers''), and Renaissance Media Group, LLC, announce the consummation of the Issuers' exchange offer for the Issuers' outstanding 10% Senior Discount Notes due 2008.

Pursuant to the exchange offer, $163,150,000 aggregate principal amount at maturity of the Issuers' 10% Senior Discount Notes due 2008 (the "Old Notes'') were tendered prior to the expiration of the exchange offer and exchanged for the same aggregate principal amount at maturity of the Issuers' 10% Senior Discount Notes due 2008, that have been registered under the Securities Act of 1933, as amended (the "Securities Act'') (the "Exchange Notes''). The Old Notes were originally issued and sold on April 9, 1998 in a transaction exempt from registration under the Securities Act.

The Exchange Notes issued in the exchange offer have substantially the same terms and conditions as the Old Notes, except that the Exchange Notes are not subject to the restrictions on resale or transfer, which applied to the unregistered Old Notes.

Renaissance Media Group, LLC and its subsidiaries, including the Issuers (the "Company''), were formed in 1998 and own medium sized cable television systems clustered in southern Louisiana, western Mississippi and western Tennessee and, as of June 30, 1998, passed 180,561 homes and served 126,985 subscribers. Based on these numbers of subscribers, and at June 30, 1998, the Company is the 4th largest cable television system operator in Louisiana and the 5th largest cable television system operator in Tennessee.

SOURCE: Renaissance Media Group LLC